Exhibit 2.2

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”) dated as of January 16, 2007 to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) dated as of November 1, 2007 among Caremark Rx, Inc., a Delaware corporation (“Caremark”), CVS Corporation, a Delaware corporation (“CVS”), and Twain MergerSub Corp., a Delaware corporation and a wholly owned subsidiary of CVS (“MergerSub”).

WHEREAS, the parties intend for this Amendment to qualify as an amendment to the Merger Agreement in compliance with the requirements for doing so that are set forth in Section 11.03(a) of the Merger Agreement;

WHEREAS, on the date of this Amendment, CVS has separately and on its own accord offered and granted a waiver (the “CVS Dividend Waiver”) to Caremark from the restrictions set forth in Section 6.01(b) of the Merger Agreement to permit Caremark to pay a one-time, extraordinary cash dividend to holders of record of Caremark Stock on a record date prior to the Effective Time in the amount of $2.00 per share of Caremark Stock held by each such holder on that record date, which dividend (the “Conditional Extraordinary Dividend”) shall, under the terms of the CVS Dividend Waiver, be declared prior to the Caremark Stockholder Meeting, but shall only become payable, and such payment shall be conditioned, upon the occurrence of the Effective Time;

WHEREAS, CVS and Caremark have separately agreed under the CVS Dividend Waiver to implement an accelerated share repurchase program (the “Accelerated Share Repurchase”) as promptly as practicable after the Effective Time, which will have the effect of immediately retiring 150 million shares of CVS Stock upon implementation of the transaction;

WHEREAS, it is intended that the Merger shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986 (the “Code”) and that the Merger Agreement as amended by this Amendment shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, in light of the changes to the Merger Agreement made by this Amendment, the Conditional Extraordinary Dividend and the Accelerated Share Repurchase and the requirements of Section 368(a) of the Code as they relate to the qualification of the Merger as a reorganization within the meaning of such Section, the parties have agreed to change the structure of the Merger from a reverse triangular merger to a forward triangular merger as described below;

ACCORDINGLY, in consideration of the foregoing, and of the terms and conditions set forth in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties to this Agreement (each, a “party” and collectively, the “parties”) agree as follows:

Section 1. Conversion of MergerSub into an LLC. As promptly as practicable after the date of this Amendment (but in any event before the Effective Time), CVS and MergerSub shall take all actions that are reasonably necessary or advisable to convert MergerSub into a limited liability company in accordance with the requirements of Section 266 of Delaware Law (such conversion, the “LLC Conversion”). The LLC Conversion shall be effected as promptly as practicable and completed prior to the Effective Time pursuant to documentation that is in customary form for transactions of this nature and is reasonably acceptable to each of the parties.

Section 2. Amendments to the Merger Agreement. The parties hereby agree to amend the Merger Agreement as follows:

(a) Section 2.01(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

At the Effective Time, Caremark shall be merged (the “Merger”) with and into MergerSub in accordance with Delaware Law, at which time the separate existence of Caremark shall cease, and MergerSub shall be the surviving company (the “Surviving Company”), and shall be a wholly owned, direct subsidiary of CVS.

(b) The Merger Agreement is hereby amended by replacing each reference therein to the “Surviving Corporation” with a reference to the “Surviving Company”.

(c) Section 2.04(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

each membership interest in MergerSub outstanding immediately prior to the Effective Time shall be converted into the right to receive one membership interest of the Surviving Company and shall constitute the only outstanding membership or equity interests of the Surviving Company.

(d) Section 3.01 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.01. Organizational Document of the Surviving Company. The limited liability company agreement of MergerSub that is hereafter agreed to by the parties in accordance with Section 1 of Amendment No. 1 shall be the limited liability company agreement of the Surviving Company until amended in accordance with Applicable Law.

(e) The Merger Agreement is hereby amended by (i) deleting Section 3.02 of the Merger Agreement in its entirety and (ii) re-numbering and re-labeling the existing Section 3.03 (Directors and Officers of the Surviving Corporation) as Section 3.02 (Directors and Officers of the Surviving Company).

(f) Sections 9.02(b) and 9.03(b) of the Merger Agreement are hereby amended by deleting “, MergerSub” in the first sentence and adding the following parenthetical at the end of each such condition:

(with such changes to those exhibits as may be reasonably necessary and agreed to by the parties to give effect to developments after the date of this Agreement)

(g) The Table of Contents and Section 1.01(b) of the Merger Agreement (Table of Definitions) are hereby deemed updated to reflect the changes contemplated by this Amendment.

Section 3. References. Unless otherwise specifically defined in this Amendment, each term used in this Amendment that is defined in the Merger Agreement has the meaning assigned to that term in the Merger Agreement. Each reference in the Merger Agreement to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall from and after the effective date of this Amendment refer to the Merger Agreement as amended hereby, except in any instance in the Merger Agreement where any such reference relates to the original date of the execution of the Merger Agreement in which instance each such reference shall relate to the Merger Agreement before giving effect to this Amendment.

Section 4. Miscellaneous. Article 11 of the Merger Agreement (other than Section 11.04 thereof which shall not be incorporated by reference into this Agreement) is hereby incorporated by reference into this Amendment and shall apply to this Amendment equally as if set forth fully herein. Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect. All capitalized terms that are used, but not defined, in this Amendment shall have the meanings assigned to those terms in the Merger Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

CVS CORPORATION

By:	/s/ David B. Rickard
Name: David B. Rickard Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

TWAIN MERGERSUB CORP.

By:	/s/ David B. Rickard
Name: David B. Rickard Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

CAREMARK RX, INC.

By:	/s/ Howard A. McLure
Name: Howard A. McLure Title: Senior Executive Vice President and Chief Operating Officer